Exhibit 16.1

November 12, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Viewbix Inc. under Item 4.01 of its Form 8-K dated and filed on November 12, 2019. We agree with the statements concerning our Firm in such Form 8-K. We agree with the statements concerning the dismissal of our Firm in such Form 8-K.

Very truly yours,

/s/ Halperin Ilanit CPA
Halperin Ilanit CPA